December 17, 1999
                                 CODE OF ETHICS

                       Evergreen Select Fixed Income Trust
                          Evergreen Select Equity Trust
                       Evergreen Select Money Market Trust
                            Evergreen Municipal Trust
                             Evergreen Equity Trust
                          Evergreen Fixed Income Trust
                          Evergreen International Trust
                          Evergreen Money Market Trust
                        Evergreen Variable Annuity Trust
                                  Mentor Funds
                           Mentor Cash Resource Trust
                            Mentor Income Fund, Inc.


1.       Definitions

         (A)      "Access  Person" -- any  trustee  or officer of the  Evergreen
                  Trusts.

         (B)      The "Act" -- the Investment Company Act of 1940.

         (C) "Beneficial Ownership" -- A direct or indirect financial interest in an investment giving a person the opportunity directly or indirectly to participate in the risks and rewards of the investment, regardless of the actual owner of record. Securities of which a person may have Beneficial Ownership include, but are not limited to:

                           (1) Securities owned by a spouse, by or for minor children or by relatives of the person or his/her spouse who live in his/her home, including Securities in trusts of which such persons are beneficiaries;

                           (2) A proportionate interest in Securities held by a partnership of which the person is a general partner;

                           (3) Securities for which a person has a right to dividends that is separated or separable from the underlying securities; and

                           (4) Securities that a person has a right to acquire through the exercise or conversion of another Security.

         (D) "Compliance Officer" - James Angelos, Compliance Department, Evergreen Investment Management Company, 200 Berkeley Street, Boston, MA 02116 - (617)210-3690.

         (E) "Disinterested Trustee" -- a trustee of any Evergreen Trust who is not an "interested person" of the Evergreen Trust within Section 2(a)(19) of the Act.

         (F)      "Fund" -- any  portfolio  established  by any of the Evergreen
                  Trusts.

         (G) "Purchase or sale of a security" -- includes the writing of an option to purchase or sell a security.

         (H) "Security" -- the same meaning as it has in Section 2(a)(36) of the Act, but excluding securities issued by the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

2.       Prohibited Securities Transactions

         (A) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

                  (1) Employ any device, scheme or artifice to defraud the Fund;

                  (2) Make to the Trust in connection with any Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (3) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Fund; or

                  (4) Engage in any manipulative practice with respect to any Fund.

         (B)      Inside Information

                  It is a violation of Federal Securities Laws to enter into transactions when in possession of material non-public information (i.e. inside information). Inside Information is information regarding a Security or its issuer that has not yet been effectively communicated to the public through an SEC filing or widely distributed news release, and which a reasonable investor would consider important in making an investment decision or which is reasonably likely to impact the trading price of the Security. Inside Information includes, but is not limited to, information about (i)
                  dividend changes, (ii) earnings estimates and changes to previously released estimates, (iii) other changes in financial status, (iv) proposed mergers or acquisitions, (v) purchases or sales of material amounts of assets, (vi) significant new business, products or discoveries or losses of business, (vii) litigation or investigations, (viii) liquidity difficulties or (ix) management changes

                  From time to time, Trustees may learn about transactions in which a Fund may engage and other information that may be considered Inside Information.

         (C) No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has or thereby acquires any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale is being purchased or sold by any Fund or has been recommended or is being purchased or sold by any Fund.

         (D)      Section 2(B) shall not apply to the following:

                  (1)      Transactions  for any  account  over which the Access
                           Person  has  no  direct  or  indirect   influence  or
                           control.

                  (2) Involuntary transactions by the Access Person or any Fund.

                  (3) Purchases under an automatic dividend reinvestment plan.

                  (4) Purchases effected by the exercise of rights, issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights.

                  (5) Transactions approved in advance in writing by the Chairman of the Board of any Trust (and in his absence or unavailability by the President of the Trust) which he or she finds to be:

                           (a) Only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, or

                           (b) Clearly not related economically to the securities to be purchased, sold or held by a Fund.

3.       Reports

         (A) Subject to subsection (B) below, each Access Person shall make the reports required by section 270.17j-1(d) of the rules and regulations issued under the Act.

         (B) A Disinterested Trustee of any Fund need only report a transaction in a Security if he or she knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as trustee, should have known that during the 15 day period immediately preceding or after the date of the transaction, such Security was or would be purchased or sold by any Fund or was or would be considered for purchase or sale by any Fund or its investment adviser.

4.       Enforcement

         (A) Each violation of or issue arising under this Code shall be reported to the Board of Trustees at or before the next regular meeting of the Boards.

         (B)      The Board of Trustees  may impose such  sanctions or penalties
                  upon  a  violator  of  this  Code  as  it  deems   appropriate
                  circumstances.

         (C) The Compliance Officer shall review reports filed under the Code to determine whether any violation may have occurred.

5.       Recordkeeping

         The Compliance Officer shall maintain the appropriate records and reports of the Code, any violations and/or sanctions for at least 5 years.

                                 CODE OF ETHICS

             CAPITAL MANAGEMENT GROUP OF FIRST UNION NATIONAL BANK
                         EVERGREEN INVESTMENT MANAGEMENT
                               FIRST CAPITAL GROUP
                            FIRST INVESTMENT ADVISORS
                        EVERGREEN ASSET MANAGEMENT CORP.
                    EVERGREEN INVESTMENT MANAGEMENT COMPANY
 LIEBER & COMPANY MENTOR INVESTMENT ADVISORS MENTOR PERPETUAL ADVISORS MERIDIAN
               INVESTMENT COMPANY TATTERSALL ADVISORY GROUP, INC.

                           Effective December 17, 1999

As an Employee of any of the CMG Covered Companies, you are required to read, understand and abide by this Code of Ethics. The Code contains affirmative requirements as well as prohibitions that you are required to adhere to in connection with securities transactions effected on your behalf and on behalf of clients (including the Evergreen Funds). Such requirements include, among other things, (i.) notifying the Compliance Department upon establishing a personal securities account with a broker/dealer, (ii.) in certain cases, obtaining permission prior to engaging in a personal securities transaction, and (iii.) reporting personal securities transactions to the Compliance Department. FAILURE TO ADHERE TO THE CODE COULD RESULT IN SANCTIONS, INCLUDING DISMISSAL FROM EMPLOYMENT, AND COULD ALSO IN CERTAIN CASES EXPOSE YOU TO CIVIL OR CRIMINAL PENALTIES SUCH AS FINES AND/OR IMPRISONMENT.

No written code can explicitly cover every situation that possibly may arise. Even in situations not expressly described, the Code and your fiduciary obligations generally require you to put the interests of your clients ahead of your own. If you have any questions regarding the appropriateness of any action under this Code or under your fiduciary duties generally, you should contact your Compliance Officer or Assistant General Counsel to discuss the matter before taking the action in question. Similarly, you should consult with your Compliance or Legal officer if you have any questions concerning the meaning or interpretation of any provision of the Code.

Finally, as an Employee of First Union Corporation or one of its divisions or subsidiaries, you should consult First Union's Code of Conduct contained in your Employee Handbook. This Code uses many defined terms that are defined in Section V.

I.       PROHIBITED ACTIVITIES

A.  No  Employee  shall  engage  in  any  Security  transactions,   activity  or
relationship that creates or has the appearance of creating a conflict of interest (financial or other) between the Employee and a Covered Company or a Client Account. Each Employee shall always place the financial and business interests of the Covered Companies and Client Accounts before his or her own personal financial and business interests.

B.  No Employee shall:

(1)      employ any device, scheme or artifice to defraud a Client Account;
(2) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client Account; or
(3) engage in any fraudulent, deceptive or manipulative practice with respect to a Client Account.

C. No Employee shall purchase or sell, directly or indirectly, any Security for any Personal Account, any Client Account, the account of a Covered Company, or any other account, while in possession of Inside Information concerning that Security or the issuer without the prior written approval of the Compliance Officer and the Assistant General Counsel and (per First Union's Code of Conduct) First Union's Conflict of Interest Committee, which approval shall specifically determine that such trading would not constitute an improper use of such Inside Information. Employees possessing Inside Information shall take reasonable precautions to ensure that such information is not disseminated beyond those Employees with a need to know such information. Any questions should be directed to the Compliance Officer or Assistant General Counsel.

D. No Employee shall recommend or cause a Covered Company or Client Account to take action or refrain from taking action for the Employee's own personal benefit.

E. It is presumed that Employees in one geographic location will not have knowledge of transactions effected in another geographic location, but use of any such information would likewise be prohibited.

(1) No Employee shall purchase or sell any Security for any Personal Account if he or she knows such Security (i.) is being purchased or sold for any Covered Company or Client Account or (ii.) is being actively considered for purchase or sale by any Covered Company or Client account.

(2) A Covered Company shall not purchase or sell any Security for its own account if the Employee making such purchase or sale knows such Security (i.) is being purchased or sold for any Client Account or (ii.) is being actively considered for purchase or sale by any Client Account.

The prohibitions contained in E.(1) and E.(2) shall not apply to:

(a) purchases pursuant to a dividend reinvestment program or purchases based upon preexisting status as a security holder, policy holder or depositor;
(b) purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities, and the sale of such rights;
(c) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within 10 days prior to the call; and
(d) transactions previously approved in writing by the Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security.

F. No Employee shall purchase a Security for any Personal Account in an initial public offering, except for initial public offerings where the individual has a right to purchase the Security based on a preexisting status as a security holder, policy holder or depositor.

G. No Employee shall maintain or open a brokerage account constituting a Personal Account unless duplicate confirmations and statements of all account activity are forwarded to the Compliance Officer.

H. No Employee shall use any Derivative to evade the restrictions of this Code of Ethics.

I. No Investment Person shall be a director of a publicly traded company other than First Union Corporation without prior written approval of the Compliance Officer. Approval generally will not be granted.

J. No Access Person shall make investments for any Personal Account in any investment club without prior written approval from the Compliance Officer.

K. No Access Person may purchase a Security for any Personal Account in a private offering without prior written approval of the person's Chief Investment Officer or the Compliance Officer. In considering whether to grant such approval, the Compliance Officer or Chief Investment Officer will consider several factors, including but not limited to:

   (1) whether the investment opportunity should be reserved for a Client Account; and
   (2) whether the opportunity is being offered to the Access Person by virtue of his or her position with respect to a Client Account or a Covered Company.

If approval is granted, the Access Person must disclose the investment to the appropriate Chief Investment Officer before participating in any way in any decision as to whether a Client Account should invest in such Security or in another Security issued by the same issuer. In such circumstances, the Chief Investment Officer will conduct a review by investment personnel with no interest in the issuer prior to a purchase on behalf of a Client Account. The Compliance Officer shall retain a record of this approval and the rationale supporting it.

L. No Access Person may offer investment advice or manage any person's portfolio in which he or she does not have Beneficial Ownership other than a Client Account without prior written approval from the Compliance Officer.

M. No Investment Person may profit from the purchase and sale or sale and purchase of the same (or equivalent) Securities (other than securities issued by First Union Corporation) in a Personal Account within 60 calendar days. Any resulting profits will be disgorged as instructed by the Compliance Officer.

N. No Investment Person may buy or sell a Security for any Personal Account within seven calendar days before or after a Client Account that he or she manages, or provides information or advice to, or executes investment decisions for, trades in that Security, except:

(1) purchases pursuant to a dividend reinvestment program or purchases based upon preexisting status as a security holder, policy holder or depositor;
(2) purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities, and the sale of such rights;
(3) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within ten days prior to the call; and
(4) transactions previously approved in writing by the Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security.

    Any related profits from such transaction will be disgorged as instructed by the Compliance Officer.

O. No Employee shall, directly or indirectly, in connection with any purchase or sale of any Security by a Client Account or a Covered Company or in connection with the business of a Client Account or a Covered Company, accept or receive from a third party any gift or other thing of more than de minimis value, other than (i.) business entertainment such as meals and sporting events involving no more than ordinary amenities and (ii.) unsolicited advertising or promotional materials that are generally available. An Employee also should consult First Union Corporation's Code of Conduct relating to acceptance of gifts from customers and suppliers. An Employee shall refer questions regarding the permissibility of accepting items of more than de minimis value to the Compliance Officer.

II.      PRE-CLEARING PERSONAL TRADES

Pre-Clearance Procedures and Standards

A. No Access Person may engage in a Securities transaction (other than a transaction described in Section B. below) involving a Personal Account unless he/she has first pre-cleared the transaction by completing a Personal Investment Pre-Clearance Form and had the form signed and/or initialed as set forth therein. Approval shall be indicated by the Access Person's Chief Investment Officer or other designated supervisor signing and dating the Form where indicated at the bottom. Any such approval shall only be valid until the end of the next trading day. The time allotment is limited to the actual time of purchase or sale of the Security. If execution of the trade does not take place by the end of the next trading day, then another pre-clearance request must be processed and approved. "Good till cancelled" orders are forbidden and "no - limit" orders must be cancelled or pre-cleared again by the end of the next trading day after the approval if the trade is not executed.

B. The following transactions are excluded from the pre-clearance requirement:

(1) any transactions in Securities traded on a national securities exchange or NASDAQ NMS with an aggregate amount of (i.) 500 shares or less or (ii.) $25,000 or less (whichever is a lessor amount) of a particular security within a seven-day window. The de minimis is not valid for an Investment Person who has knowledge of recent purchases and sales of the same security within Client accounts.
(2) purchases pursuant to a dividend reinvestment program (DRIP) or purchases based upon preexisting status as a security holder, policy holder or depositor;
(3) purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities, and the sale of such rights;
(4) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within ten days prior to the call;
(5)      transactions in Securities issued by First Union Corporation;
(6) transactions by an Investment Person in a Security that all Client Accounts for which the person makes or executes investment decisions or recommendations are prohibited under their investment guidelines from purchasing; and
(7) transactions previously approved in writing by the Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security.

C. Failure to receive pre-approval on applicable trades will result in the following actions:

(1)      First Failure:   Letter of Reprimand;
(2) Second Failure: $100.00 fine, payable to a charity agreeable to the Compliance Officer and the Access Person;
(3)      Third Failure:   $250.00 fine, payable to a charity agreeable to the
         Compliance Officer and the Access Person;
(4)      Fourth Failure:  Referral to appropriate management for action.

D. All employees should consult the First Union Code of Conduct regarding the permissibility of investing in other financial institutions.


III.     REPORTING REQUIREMENTS

A. Each year every Employee must sign an acknowledgment stating that he/she has received and reviewed and will comply with this Code of Ethics. New Employees should read and sign the policy within 30 days of employment.

B. Each Employee shall give written instructions to every broker with whom he or she transacts for any Personal Account to provide duplicate confirmation for all purchases and sales of Securities to:

For First Union Capital Management Group, First Capital Group, and Evergreen Investment Management (not EIMCO) Employees:

         First Union National Bank
         201 South College St./CP3
         Charlotte, NC  28202-0137
         ATTN:  CMG Compliance

For Lieber & Company and Evergreen Asset Management Corp. Employees:

         Evergreen Funds
         2500 Westchester Avenue
         Purchase, NY  10577
         ATTN:  Compliance Department


For Evergreen Investment Management Company, Inc. Employees:

         Evergreen Funds
         200 Berkeley Street
         Boston, MA  02116
         ATTN:  Compliance Department

For Mentor Investment Advisor and Mentor Perpetual Advisors Employees:

         Evergreen Funds
         901 E. Byrd St.
         Richmond, VA 23219
         ATTN:  Compliance Department

For Tattersall Advisory Group, Inc. Employees:

         Tattersall Advisory Group, Inc.
         6802 Paragon Place, Suite 200
         Richmond, VA  23230
         ATTN:  Compliance Department

For Meridian Investment Company Employees:

         Vicki Calhoun
         First Union National Bank/Trust Compliance
         PO Box 7558
         Philadelphia, PA  19101-7558

C. Employees who are not Investment Persons or Access Persons must report all transactions for their Personal Account annually for each year ending December 31 by the following January 31.

D. Each Access Person must report all Securities holdings in all Personal Accounts upon commencement of employment (or within ten days of becoming an Access Person) and thereafter annually, for each year ending December 31 by the following January 31. A separate holdings list need not be provided if all personal security holdings are otherwise listed on copies of brokerage statements received by Compliance.

E. Each Access Person shall file with the Compliance Officer within ten calendar days after the end of each calendar quarter (March 31, June 30, September 30, December 31) a report listing each Security transaction (including those exempt from the pre-clearance requirements) effected during the quarter for any Personal Account; provided, however, a Security transaction need not be separately reported under this paragraph if a copy of a broker confirmation for the transaction was forwarded to the appropriate Compliance Officer as required under Section 1.G.

F. Any Employee who becomes aware of any person trading on or communicating Inside Information (or contemplating such actions) must report such event to the Compliance Officer or the Assistant General Counsel.

G. Any Employee who becomes aware of any person violating this Code of Ethics must report such event to the Compliance Officer or the Assistant General Counsel.

IV.      ENFORCEMENT

A. Review - The Compliance Officer shall review reports filed under the Code of Ethics to determine whether any violation of this Code of Ethics may have occurred.

B. Investigation - The Assistant General Counsel shall investigate any substantive alleged violation of the Code of Ethics. An Employee allegedly involved in a violation of the Code of Ethics may be required to deliver to the Assistant General Counsel or his/her designee all tax returns involving any Personal Account or any Securities for which the Employee has Beneficial Ownership for all years requested. Failure to comply may result in termination.

C. Sanctions - In determining the sanctions to be imposed for a violation of this Code of Ethics, the following factors, among others, may be considered:

(1)      the degree of willfulness of the violation;
(2)      the severity of the violation;
(3) the extent, if any, to which an Employee profited or benefited from the violation;
(4) the adverse effect, if any, of the violation on a Covered Company or a Client Account; and
(5)      any history of prior violation of the Code.

The following sanctions, among others, may be considered:

(1)      disgorgement of profits;
(2)      fines;
(3)      letter of reprimand;
(4)      suspension or termination of employment; and
(5)      such  other  actions  as  the   Compliance   Officer  in  concert  with
         appropriate legal counsel, or the Boards of Trustees of the Evergreen Funds, shall determine.

D. All violations of the Code of Ethics involving Employees with responsibilities relating to the Evergreen Funds or otherwise involving the Evergreen Funds, and any sanctions imposed shall be reported to the Boards of Trustees of the Evergreen Funds. All violations of the Code and any sanctions also shall be reported to the Employee's supervisor, and any regulatory agency requiring such reporting, and shall be filed in the Employee's personnel record.

E. Potential Legal Penalties for Misuse of Inside Information

(1)     civil penalties up to three times the profit  gained or loss  avoided;
(2)     disgorgement of profits;
(3)     injunctions, including being banned from the securities industry;
(4)     criminal penalties up to $1 million;  and/or
(5)     jail sentences.

V.       DEFINITIONS

ACCESS PERSON: Access Person includes: (i.) any director of a Covered Company or any officer of a Covered Company with the title of Vice President or above, but excluding any such director or officer excluded in writing by the Covered Company's Compliance Officer with the approval of the Assistant General Counsel; (ii.) any Investment Person, but excluding any such person excluded in writing by the appropriate person's Compliance Officer with the approval of the Assistant General Counsel; and (iii.) any Employee of a Covered Company who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client Account or a Covered Company. Upon being notified of the hiring of a new Employee or of a change in an Employee's job title or responsibilities, the appropriate Compliance Officer will determine and notify the Employee as to whether he/she is or has become an Access Person under the Code.

ASSISTANT GENERAL COUNSEL:  Michael H. Koonce - 617/210-3663

BENEFICIAL OWNERSHIP: A direct or indirect financial interest in an investment giving a person the opportunity directly or indirectly to participate in the risks and rewards of the investment, regardless of the actual owner of record. Securities of which a person may have Beneficial Ownership include, but are not limited to:

(1) securities owned by a spouse, by or for minor children, or by relatives of the person or his/her spouse who live in his/her home, including Securities in trusts of which such persons are beneficiaries;
(2) a proportionate interest in Securities held by a partnership of which the person is a general partner;
(3) securities for which a person has a right to dividends that are separated or separable from the underlying securities; and
(4) securities that a person has a right to acquire through the exercise or conversion of another Security.

CLIENT ACCOUNT: Any account of any person or entity (including an investment company) for which a Covered Company provides investment advisory or investment management services. Client Account does not include brokerage or other accounts not involving investment advisory or management services.

COMPLIANCE OFFICER: The Compliance Officers for each Covered Company are set forth below:

         First Union Capital Management Group
         Evergreen Investment Management, and
         First Capital Group
         ------------------------------------
         Clint Lackey                       704/374-3476
         Karen Knudtsen                     704-374-2249
         Joni McCabe                        704/374-6404
         Donna Mooney                       704/383-8197
         Vicki Calhoun                      215/985-8742

         Evergreen Asset Management Corp.
         Lieber & Company
         -------------------------------
         Christina Carroll                  914/641-2301
         Jim Angelos                        617/210-3690

         Evergreen Investment Management Company, Inc.
         --------------------------------------------
         Cathy White                        617/210-3606
         Jim Angelos                        617/210-3690

         Meridian Investment Company
         ---------------------------
         Vicki Calhoun                      215/985-8742

         Tattersall Advisory Group
         -------------------------
         Margaret Corwin                    804/289-2663

         Mentor Investment Advisors
         Mentor Perpetual Advisors
         --------------------------
         Taylor Nelson                      804/782-3209

COVERED COMPANY: Includes Evergreen Asset Management Company, Evergreen Investment Management Company, Inc., Lieber & Company, Mentor Investment
Advisors, Mentor Perpetual Advisors, Meridian Investment Company, Tattersall Advisory Group, Inc. and the investment groups included within the Capital Management Group of First Union National Bank, which currently include Evergreen Investment Management, First Capital Group, and First Investment Advisors. Covered Company also includes any CMG advisors that are acquired during the time this Code is in effect.

DERIVATIVE: Every financial arrangement whose value is linked to, or derived from, fluctuations in the prices of stock, bonds, currencies or other assets. Derivatives include but are not limited to futures, forward contracts, options and swaps on interest rates, currencies, and stocks.

DIRECT OR INDIRECT INFLUENCE OR CONTROL: The power on the part of an Employee, his/her spouse or a relative living in his/her home to directly or indirectly influence the selection or disposition of investments.

EMPLOYEE: Any director, officer, or employee of a Covered Company, including temporary or part-time employees and employees on short-term disability or leave of absence. Independent contractors and their employees providing services to a Covered Company, if designated by the Compliance Officer, shall be treated as Employees under this Code.

EVERGREEN FUNDS: The open and closed-end investment companies advised or administered by the Covered Companies.

INSIDE INFORMATION: Information regarding a Security or its issuer that has not yet been effectively communicated to the public through an SEC filing or widely distributed news release, and which a reasonable investor would consider important in making an investment decision or which is reasonably likely to impact the trading price of the Security. Inside Information includes, but is not limited to, information about (i.) dividend changes, (ii.) earnings estimates and changes to previously released estimates, (iii.) other changes in financial status, (iv.) proposed mergers or acquisitions, (v.) purchases or sales of material amounts of assets, (vi.) significant new business, products or discoveries or losses of business, (vii.) litigation or investigations, (viii.) liquidity difficulties or (ix.) management changes.

INVESTMENT PERSON: An Employee who is a portfolio manager, securities analyst, or trader, or who otherwise makes recommendations regarding or effects the purchase or sale of securities by a Client Account.

PERSONAL ACCOUNT: Any holding of Securities constituting Beneficial Ownership, other than a holding of Securities previously approved by the Compliance Officer over which the Employee has no Direct Influence or Control. A Personal Account is not limited to securities accounts maintained at brokerage firms, but also includes holdings of Securities owned directly by an Employee.

SECURITY: Any type of equity or debt instrument and any rights relating thereto, such as derivatives, warrants and convertible securities.

Unless otherwise noted, Security does not include:

(1)      US Government Securities (see definition below);
(2) commercial paper, certificates of deposit, repurchase agreements, bankers' acceptances, or any other money market instruments;
(3) shares of registered open-end investment companies (i.e., mutual funds);
(4) commodities (except the Security that does include options on individual equity or debt securities);
(5)      real estate investment trusts;
(6)      guaranteed insurance contracts/ bank investment contracts; or
(7)      index based securities;
(8)      derivatives based on any instruments listed above.

Shares issued by all closed end funds (excluding index-based derivatives) are included in the definition of Security.

U.S. Government Securities:   All direct obligations of the U.S. Government and
its agencies and instrumentalities (for instance, obligations of GNMA, FHLCC, or FHLBs).